                                    EXHIBIT 12

                     Statement Regarding Computation of Ratios

The following formulas were used to calculate the ratios in the Selected Financial Data for the years ended December 31, 1999, 1998, 1997, 1996 and 1995, included in this report as Exhibit 13.

(Calculation)
Net Income/Weighted average shares of common stock outstanding for the period = Earnings Per Share.

                                                              December 31,
                              ---------------------------------------------------------------------------
                                  1999           1998            1997            1996            1995
                              -----------     -----------     -----------     -----------     -----------

Net income                    $ 3,018,327     $ 2,915,961     $ 3,005,462     $ 2,746,981     $ 2,626,728

Weighted Average
Shares Outstanding                705,331         666,779         665,215         669,465         675,000

Per Share Amount                   $ 4.28          $ 4.37          $ 4.52           $4.10          $ 3.89

Cash dividends/Average
Shares Outstanding =
Cash dividends declared
Per share

                                                              December 31,
                              ---------------------------------------------------------------------------
                                  1999           1998            1997            1996            1995
                              -----------     -----------     -----------     -----------     -----------

Cash dividends                $   881,664     $   718,882     $   611,412     $   507,792     $   438,750

Average shares outstanding        705,331         684,650         664,578         668,147         675,000


 Per Share Amount                  $ 1.25          $ 1.05          $  .92          $  .76          $  .65

Shareholders' Equity/Shares
Outstanding at period end =
Book Value per share

                                                              December 31,
                              ---------------------------------------------------------------------------
                                  1999           1998            1997            1996            1995
                              -----------     -----------     -----------     -----------     -----------

Shareholders' Equity          $28,916,718     $27,437,211     $22,157,609     $19,933,740     $18,265,569

Shares outstanding                705,331         705,331         661,900         667,500         675,000

Per Share Amount                   $41.00          $38.90          $33.48          $29.86          $27.06

Net Income/Average
Assets = Return on
Average Assets

                                                             (In Thousands)
                                                              December 31,
                              ---------------------------------------------------------------------------
                                  1999           1998            1997            1996            1995
                              -----------     -----------     -----------     -----------     -----------

Net Income                       $  3,018        $  2,916        $  3,005        $  2,747        $  2,627

Average Assets                   $234,279        $208,565        $193,923        $175,807        $158,199

Return on Average Assets            1.29%           1.40%           1.55%           1.56%           1.66%

Net Income/Average
Shareholders' equity =
Return on Average Equity

                                                             (In Thousands)
                                                              December 31,
                              ---------------------------------------------------------------------------
                                  1999           1998            1997            1996            1995
                              -----------     -----------     -----------     -----------     -----------

Net Income                       $  3,018        $  2,916        $  3,005        $  2,747        $  2,627

Average
Shareholders' Equity             $ 28,238        $ 23,615        $ 21,067        $ 18,858        $ 17,286

Return on Average Equity           10.69%          12.35%          14.26%          14.57%          15.20%

Cash dividends per share/
Net income per share =
Dividends Payout Ratio

                                                              December 31,
                              ---------------------------------------------------------------------------
                                  1999           1998            1997            1996            1995
                              -----------     -----------     -----------     -----------     -----------

Cash dividends per share           $ 1.25          $ 1.05          $  .92          $  .76          $  .65

Net income per share               $ 4.28          $ 4.37          $ 4.52          $ 4.10          $ 3.89

Dividend Payout Ratio              29.21%          24.03%          20.35%          18.54%          16.71%

Average Equity/Average
Assets = Average Equity
To Average Assets

                                                             (In Thousands)
                                                              December 31,
                              ---------------------------------------------------------------------------
                                  1999           1998            1997            1996            1995
                              -----------     -----------     -----------     -----------     -----------

Average
Shareholders' Equity             $ 28,238        $ 23,615        $ 21,067        $ 18,858        $ 17,286

Average Assets                   $234,279        $208,565        $193,923        $175,807        $158,199

Average Equity to
 Average Assets                    12.05%          11.32%          10.86%          10.73%          10.93%

Loans/Total deposits =
Loan to Deposit Ratio

                                                             (In Thousands)
                                                              December 31,
                              ---------------------------------------------------------------------------
                                  1999           1998            1997            1996            1995
                              -----------     -----------     -----------     -----------     -----------

Total loans                      $143,777        $137,891        $122,034        $116,259        $107,255

Total deposits                   $201,738        $192,079        $163,809        $157,399        $150,413

Loan to Deposit Ratio              71.27%          71.79%          74.50%          73.86%          71.31%

Allowance for Loan Loss/
Total Loan = Allowance
To Total Loan Ratio

                                                             (In Thousands)
                                                              December 31,
                              ---------------------------------------------------------------------------
                                  1999           1998            1997            1996            1995
                              -----------     -----------     -----------     -----------     -----------

Allowance                        $  1,888        $  1,851        $  1,745        $  1,653        $  1,545

Total loans                      $143,777        $137,891        $122,034        $116,259        $107,255

Allowance to total
Loan ratio                          1.31%           1.34%           1.43%           1.42%           1.44%
